SCHRODER SERIES TRUST INVESTMENT

SUBADVISORY AGREEMENT

Schroder Core Bond Fund

Schroder Long Duration Investment-Grade Bond Fund

Schroder Short Duration Bond Fund

Schroder Total Return Fixed Income Fund

This AGREEMENT dated as of the 1st day of December, 2019 is entered into among Schroder Series Trust (the "Trust"), a business trust organized under the laws of The Commonwealth of Massachusetts, with its principal place of business at One Freedom Valley Drive, Oaks, PA 19456, Schroder Investment Management North America Inc. (the "Adviser"), a corporation organized under the laws of the State of Delaware with its principal place of business at 7 Bryant Park, New York, NY 10018, and Schroder Investment Management North America Limited (the "Subadviser"), a company organized under the laws of England, with its principal office and place of business at 1 London Wall Place, London, U.K. EC2Y 5AU.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company;

WHEREAS, the Subadviser is registered with the Securities and Exchange Commission (the "Commission") as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is regulated by the United Kingdom's Financial Conduct Authority ("FCA") in the conduct of any investment business the Subadviser performs in the United Kingdom;

WHEREAS, the Trust and the Adviser desire that the Subadviser perform investment advisory services for Schroder Core Bond Fund, Schroder Long Duration Investment-Grade Bond Fund and Schroder Total Return Fixed Income Fund, each a series of the Trust (the "Funds"), and the Subadviser is willing to provide those services on the terms and conditions set forth in this Agreement; and

NOW THEREFORE, in consideration for the promises and covenants contained herein, the Trust, the Adviser and the Subadviser hereby agree as follows:

SECTION I. INVESTMENT SUBADVISER; APPOINTMENT

Subject to the oversight of the Board of Trustees of the Trust (the "Board"), the Adviser manages the investment and reinvestment of the assets of the Funds and otherwise provides management and certain other services as specified in:

(a)	the Investment Advisory Agreement, dated as of December 7, 2017, as amended, between the Adviser and the Trust, relating to the Schroder Core Bond Fund;
(b)	the Amended and Restated Management Contract, dated as of February 10, 2017, as amended, between the Adviser and the Trust, relating to Schroder Long Duration Investment-Grade Bond Fund;
(c)	the Amended and Restated Management Contract, dated as of February 10, 2017, as amended, between the Adviser and the Trust, relating to the Schroder Short Duration Bond Fund; and
(d)	the Management Contract, dated as of December 9, 2003, between the Adviser and the Trust, relating to the Schroder Total Return Fixed Income Fund (formerly, Schroder U.S. Core Fixed Income Fund and Schroder Fixed Income Fund) (collectively, the “Management Contracts”)

The Adviser hereby employs the Subadviser, subject to the direction and control of the Adviser and the oversight of the Board, to manage the investment and reinvestment of all or a portion of the assets of the Funds and, without limiting the generality of the foregoing, to provide other investment management services required of the Adviser under and in accordance with the Management Contracts. The Subadviser hereby accepts such employment and agrees to provide such services for the consideration herein provided, all subject to and in accordance with the terms and conditions of this Agreement.

SECTION 2. DUTIES OF THE SUBADVISER

(a) Subject to the direction and control of the Adviser and the oversight of the Board, the Subadviser shall make decisions with respect to all or a portion of the purchases and sales of securities and other investment assets in the Funds. To carry out such decisions, the Subadviser is hereby authorized, as agent and attorney-in- fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Funds. In all purchases, sales and other transactions in securities for the Funds, the Subadviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(b) Upon request, the Subadviser will report to the Board (either directly or through the Adviser) all changes in the Funds since the prior report, and will keep the Board informed (either directly or through the Adviser) of important developments affecting the Trust, the Funds and the Subadviser, and on its own initiative, will furnish the Board (either directly or through the Adviser) from time to time with such information as the Subadviser may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Funds’ holdings, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Fund maintains investments. The Subadviser will also furnish the Board (either directly or through the Adviser) with such statistical and analytical information with respect to securities in the Funds as the Subadviser may believe appropriate or as the Adviser or the Board reasonably may request. In making purchases and sales of securities for the Funds, the Subadviser will comply with the policies set from time to time by the Board as well as the limitations imposed by the Trust's Agreement and Declaration of Trust, as amended from time to time (the "Declaration of Trust"), and Registration Statement under the Act and the Securities Act of 1933, as amended, the limitations in the Act an d in the Internal Revenue Code of 1986, as amended, in respect of regulated investment companies, and the investment objectives, policies and restrictions of the Funds.

(c) The Subadviser shall maintain relevant records for the Funds relating to portfolio transactions and the placing and allocation of brokerage orders as are required to be maintained by the Trust under the Act. The Subadviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Subadviser pursuant to this Agreement required to be prepared and maintained by the Subadviser or the Trust pursuant to the rules and regulations of any national, state, or local government entity with jurisdiction over the Subadviser or the Trust, including the Commission and the Internal Revenue Service. The books and records pertaining to the Trust which are in possession of the Subadviser shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during the Subadviser's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Subadviser (either directly or through the Adviser) to the Trust or its authorized representatives.

(d) The Subadviser acknowledges and agrees that the Adviser is ultimately responsible for providing to the Funds the services required of it under the Management Contracts. Accordingly, the Subadviser shall discharge its duties and responsibilities specified in this Section 2 and elsewhere in this Agreement subject at all times to the direction, control and oversight of the Adviser. In furtherance thereof, the Subadviser shall, without limitation, (i) make its offices available to representatives of the Adviser for on-site inspections and consultations with the officers and applicable portfolio managers of the Subadviser responsible for the day-to- day management of the Funds, (ii) upon request, provide the Adviser with copies of all records it maintains regarding its management of the Funds and (iii) report to the Adviser each calendar quarter and at such other times as the Adviser may reasonably request regarding (A) the Subadviser's implementation of the Funds’ investment program and the Funds’ portfolio composition and performance, (B) any policies and procedures implemented by the Subadviser to ensure compliance with United States securities laws and regulations applicable to the Subadviser and the Funds, (C) the Funds’ compliance with the investment objectives, policies and limitations set forth in the Funds’ then current Prospectus and Statement of Additional Information and any additional operating policies or procedures that the Trust communicates to the Subadviser in writing (either directly or through the Adviser) and (D) such other matters as the Adviser may reasonably request.

SECTION 3. EXPENSES

The Subadviser agrees to provide, at its own expense, the office space, facilities, furnishings and equipment, and the staff and personnel necessary for the Subadviser to perform the services required of it under this Agreement. Except as provided in this Agreement, the Subadviser shall have no responsibility or obligation to pay any costs or expenses of the Trust, the Funds or the Adviser.

SECTION 4. STANDARD OF CARE

(a) The Trust and the Adviser shall expect of the Subadviser, and the Subadviser will give the Trust and the Adviser the benefit of, the Subadviser's best judgment and efforts in rendering its services on behalf of the Funds, and as an inducement to the Subadviser's undertaking these services the Subadviser shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Subadviser against any liability to the Trust, the Trust's shareholders or the Adviser to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Subadviser's duties hereunder, or by reason of the Subadviser's reckless disregard of its obligations and duties hereunder. As used in this Section 4, the term "Subadviser" shall include any affiliated person of the Subadviser (other than the Adviser) performing services on behalf of the Funds contemplated hereby and directors, officers and employees of the Subadviser as well as the Subadviser itself.

(b) The Subadviser shall not be liable for any losses caused by disturbances of its operations by virtue of force majeure, war, riot, or damage caused by nature or due to other events for which it is not responsible (e.g., strike, lock-out or losses caused by the imposition of foreign exchange controls, expropriation of assets or other acts of domestic or foreign authorities) except under circumstances provided for in Section 4(a).

The presence of exculpatory language in this Agreement shall not in any way limit or be deemed by anyone as in any way limiting causes of action and remedies which may, notwithstanding such language, be available to the Trust, the Trustees of the Trust, the Funds, the Adviser, the Subadviser or any other party appointed pursuant to this Agreement (including without limitation any custodian), either under common law or statutory law principles applicable to fiduciary relationships or under the federal securities laws of the United States.

SECTION 5. COMPENSATION

For services rendered by the Subadviser as provided in this Agreement, the Adviser (and not the Trust or the Funds) will pay the Subadviser a monthly fee equal to the amount set forth in Appendix A attached hereto. For clarity, the Adviser shall be obligated to pay the Subadviser fees hereunder for any period only out of and following the Adviser's receipt from the Funds of advisory fees pursuant to each of the Management Contracts for such period. Subject to the foregoing, such fees shall be accrued by the Adviser daily and shall be payable for each fiscal month within thirty days after the close of such month and shall commence accruing as of the date of the initial issuance of shares of the Fund to the public.

SECTION 6. EFFECTIVENESS, DURATION, AND TERMINATION

(a) This Agreement shall become effective on the date first written above and shall remain in effect with respect to each Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive twelve-month periods (computed from each anniversary date of the approval); provided that such continuance is specifically approved at least annually (i) by the Board or by the vote of a majority of the outstanding voting securities of the applicable Fund, and, in either case, (ii) by a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as Trustees of the Trust); provided further, however, that if this Agreement or the continuation of this Agreement is not approved, the Subadviser may continue to render to the applicable Fund the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder.

(b) This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty

(i) by the Board or by a vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Subadviser; (ii) by the Adviser on 60 days' written notice to the Subadviser; or (iii) by the Subadviser on 60 days' written notice to the Adviser and the Trust. This Agreement shall terminate automatically upon assignment as defined in the Act.

SECTION 7. ACTIVITIES OF THE SUBADVISER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Subadviser's right, or the right of any of the Subadviser's officers, directors or employees who may also be a Trustee, officer or employee of the Trust, or persons otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of an y kind to any other corporation, trust, firm, individual or association. It is specifically understood that officers, directors and employees of the Subadviser and its affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and to other investment advisory clients. When other clients of the Subadviser desire to purchase or sell a security at the same time such security is purchased or sold for the Funds, such purchases and sales will, to the extent feasible, be allocated among the Funds and such clients in a manner believed by the Subadviser to be equitable to the Funds and such clients.

SECTION 8. TREATMENT OF THE FUND UNDER FCA RULES

The Fund will be treated as a Professional Client under rules of the Financial Conduct Authority in the United Kingdom.

SECTION 9. WRITE DOWN AND CONVERSION POWERS

Each party to this Agreement acknowledges, accepts and agrees that, notwithstanding any other provision of this Agreement or any other agreement, arrangement or understanding between the parties:

(a)	any liability of Subadviser arising under or in connection with this Agreement may be subject to the exercise of Write- down and Conversion Powers by the Resolution Authority;
(b)	Each party to this Agreement will be bound by the effect of any application of any Write-down and Conversion Powers in relation to any such liability and in particular (but without limitation) by:
i.	any reduction in the outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
ii.	any cancellation of any such liability; and
iii.	any conversion of all or part of such liability into shares, other securities or other obligations of Subadviser or any other person that may result from any exercise of any Write-down and Conversion Powers in relation to any such liability;
(c)	The terms of this Agreement and the rights of each party to this Agreement hereunder are subject to and may be varied, to the extent necessary, to give effect to any exercise of any Write-down and Conversion Powers in relation to any such liability and each party to this Agreement will be bound by any such variation; and
(d)	Shares, other securities or other obligations of Subadviser or any other person may be issued to or conferred on a party to this Agreement as a result of any exercise of any Write-down and Conversion Powers in relation to any such liability.

For purposes of this section:

"Relevant Legislation" means Part 1 of the UK Banking Act 2009, as amended or re-enacted from time to time, any regulations, rules, orders or instruments made thereunder and any other laws, regulations, rules, orders, instruments, or requirements from time to time in force or applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

"Resolution Authority" means the Bank of England or any other body which has authority under the Relevant Legislation to exercise any Write-down and Conversion Powers; and

"Write-down and Conversion Powers" means the powers under the Relevant Legislation to cancel, transfer or dilute shares issued by an entity that is a bank or investment firm or an affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such an entity or any contract or instrument under which that liability arises, to convert all or part of such a liability into shares, securities or obligations of the entity or any other person, to provide that any such contract is to have effect as if a right had been exercised under it or to suspend any obligation in respect of such a liability.

SECTION 10. NOTICE

Any notice or other communication required to be given pursuant to this Agreement shall be in writing or by telex and shall be effective upon receipt. Notices and communications shall be given, if to the Trust, at:

Schroder Series Trust

One Freedom Valley Drive Oaks, PA 19456

Attention: Legal Department

ifto the Adviser, at:

Schroder Investment Management North America Inc. 7 Bryant Park

New York, New York 10018 Attention: Legal Department

and if to the Subadviser, at:

Schroder Investment Management North America Limited 1 London Wall Place

London, U.K. EC2Y 5AU

SECTION 11. MISCELLANEOUS

(a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties hereto.

(b) This Agreement shall be governed and shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

(c) This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(d) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(e) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(f) The terms "vote of a majority of the outstanding voting securities," "interested person," affiliated person" and "assignment" shall have the meanings ascribed thereto in the Act.

SECTION 12. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust but are binding only upon the assets and property of the Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Investment Subadvisory Agreement to be duly executed on its behalf by its duly authorized representative, all as of the day and year first writ ten above.

Schroder Series Trust,

on behalf of Schroder Core Bond Fund, Schroder Long Duration Investment-Grade Bond Fund, Schroder Short Duration Bond Fund and Schroder Total Return Fixed Income Fund

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

Schroder Investment Management North America Inc.

By:	/s/ William P. Sauer	By:	/s/ Mark A. Hemenetz
Name:	William P. Sauer	Name:	Mark A. Hemenetz
Title:	Authorized Signatory	Title:	Authorized Signatory

Schroder Investment Management North America Limited

By:	/s/ Mark A. Hemenetz	By:	/s/ Joseph Bertini
Name:	Mark A. Hemenetz	Name:	Joseph Bertini
Title:	Authorized Signatory	Title:	Authorized Signatory

Appendix A

Compensation of SIMNA Limited

For services rendered by SIMNA Limited as provided in this Agreement, the Adviser (and not the Trust or the Funds) will pay Subadviser a sub-advisory fee at the end of each month equal to 15% of all fees actually paid by each Fund to Adviser in the prior month under the applicable Management Contract.